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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM 12b-25

                          Notification of Late Filing

                                          Commission File Number 333-57279

          (Check one):  Form 10-K and Form 10-KSB      Form 11-K
                        Form 20-F                  X  Form 10-Q and Form 10-QSB
                        Form N-SAR

          For period ended September 30, 2001

          Transition Report on Form 10-K and 10-KSB
          Transition Report on Form 20-F
          Transition Report on Form 11-K
          Transition Report on Form 10-Q and Form 10-QSB
          Transition Report on Form N-SAR

     For the transition period ended

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

          If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



                                    PART I
                            REGISTRANT INFORMATION

          Full name of registrant: Fountain View, Inc.

          Former name if applicable:

          Address of principal executive office (Street and Number)

                            2600 W. Magnolia Blvd.

               City, State and Zip Code: Burbank, CA 91505-3031



                                    PART II

                            RULE 12b-25(b) AND (c)

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

                            (a) The reasons described in reasonable detail in
          X Part III of this form could not be eliminated without unreasonable effort or expense;

                            (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or

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                            before the 15th calendar day following the
                            prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          -- (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                                   PART III

                                   NARRATIVE

               The Company's quarterly report on Form 10-Q for the period ended September 30, 2001 could not be filed within the prescribed time period because of the Chapter 11 Bankruptcy filing by the Company.

                                   PART IV

                               OTHER INFORMATION

          (1) Name and telephone number of person to contact in regard to this notification.

         Richard Kam                   (818)                       841-8750
            (Name)                   (Area Code)                (Tephone Number)

          (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                            X Yes       __ No


          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            X Yes       __ No


          The Company will report a loss and its earnings will be negatively impacted by certain non-recurring charges.





                              Fountain View, Inc.
                 (Name of Registrant as Specified in Charter)

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Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: November 15, 2001               By: /s/  Richard Kam
                                          --------------------------------------
                                          Richard Kam
                                          Senior Vice President - Finance and
                                          Assistant Secretary

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